SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO § 240.13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO § 240.13d-2

(Amendment No.         )*

Outbrain Inc.

(Name of Issuer)

Common Stock, par value $0.001 per share

(Title of Class of Securities)

69002R103

(CUSIP Number)

December 31, 2021

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☒	Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 69002R103	13 G	Page 2 of 14 Pages

1	NAMES OF REPORTING PERSONS Gemini Israel IV Limited Partnership I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY): 00-0000000
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒(1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Israel

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 3,897,152
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 3,897,152

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,897,152
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 7.0% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)

This Schedule 13G is filed on behalf of Gemini Israel IV Limited Partnership (“Gemini LP”), Gemini Israel IV (Annex Fund) Limited Partnership (“Gemini LP Annex”), Gemini Capital Associates IV L.P. (“Gemini Associates LP”), Gemini Capital Associates IV GP Ltd. (“Gemini Associates GP”), Gemini Partners Investors IV L.P. (“Gemini Partners”), Gemini Partners Investors IV (Annex Fund) L.P. (“Gemini Partners Annex”), Gemini Israel Funds IV Ltd. (“Gemini Israel”), Menashe Ezra (“Ezra”) and Yossi Sela (“Sela”) (collectively, the “Reporting Persons”). Gemini Associates GP is the general partner of Gemini Associates LP. Gemini Associates LP is the general partner of each of Gemini LP and Gemini LP Annex. Each of Gemini Associates GP and Gemini Associates LP may be deemed to beneficially own the common stock held by each of Gemini LP and Gemini LP Annex. Gemini Israel is the general partner of each of Gemini Partners and Gemini Partners Annex. Gemini Israel may be deemed to beneficially own the common stock held by each of the Gemini Partners and Gemini Partners Annex. Ezra and Sela are the managing partners of each of Gemini Associates GP and Gemini Israel and may be deemed to beneficially own the common stock held by each of Gemini LP, Gemini LP Annex, Gemini Partners and Gemini Partners Annex. Each of Gemini Associates GP and Gemini Associates LP hereby disclaims beneficial ownership of the common stock of the issuer held by Gemini LP and Gemini LP Annex except to the extent of its respective pecuniary interest therein. Gemini Israel hereby disclaims beneficial ownership of the common stock of the issuer held by Gemini Partners and Gemini Partners Annex except to the extent of its pecuniary interest therein. Each of Ezra and Sela hereby disclaims beneficial ownership of the common stock of the issuer held by the other Reporting Persons except to the extent of his pecuniary interest therein. The Reporting Persons may be deemed to a be a “group” for purposes of Section 13 of the Securities and Exchange Act of 1934 and hereby expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)

Based on 55,507,975 of the Issuer’s common stock outstanding as of November, 2021, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2021, filed with the Securities and Exchange Commission on November 12, 2021.

CUSIP NO. 69002R103	13 G	Page 3 of 14 Pages

1	NAMES OF REPORTING PERSONS Gemini Israel IV (Annex Fund) Limited Partnership I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY): 00-0000000
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Israel

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 950,658
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 950,658

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 950,658
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.7% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)

This Schedule 13G is filed on behalf of Gemini Israel IV Limited Partnership (“Gemini LP”), Gemini Israel IV (Annex Fund) Limited Partnership (“Gemini LP Annex”), Gemini Capital Associates IV L.P. (“Gemini Associates LP”), Gemini Capital Associates IV GP Ltd. (“Gemini Associates GP”), Gemini Partners Investors IV L.P. (“Gemini Partners”), Gemini Partners Investors IV (Annex Fund) L.P. (“Gemini Partners Annex”), Gemini Israel Funds IV Ltd. (“Gemini Israel”), Menashe Ezra (“Ezra”) and Yossi Sela (“Sela”) (collectively, the “Reporting Persons”). Gemini Associates GP is the general partner of Gemini Associates LP. Gemini Associates LP is the general partner of each of Gemini LP and Gemini LP Annex. Each of Gemini Associates GP and Gemini Associates LP may be deemed to beneficially own the common stock held by each of Gemini LP and Gemini LP Annex. Gemini Israel is the general partner of each of Gemini Partners and Gemini Partners Annex. Gemini Israel may be deemed to beneficially own the common stock held by each of the Gemini Partners and Gemini Partners Annex. Ezra and Sela are the managing partners of each of Gemini Associates GP and Gemini Israel and may be deemed to beneficially own the common stock held by each of Gemini LP, Gemini LP Annex, Gemini Partners and Gemini Partners Annex. Each of Gemini Associates GP and Gemini Associates LP hereby disclaims beneficial ownership of the common stock of the issuer held by Gemini LP and Gemini LP Annex except to the extent of its respective pecuniary interest therein. Gemini Israel hereby disclaims beneficial ownership of the common stock of the issuer held by Gemini Partners and Gemini Partners Annex except to the extent of its pecuniary interest therein. Each of Ezra and Sela hereby disclaims beneficial ownership of the common stock of the issuer held by the other Reporting Persons except to the extent of his pecuniary interest therein. The Reporting Persons may be deemed to a be a “group” for purposes of Section 13 of the Securities and Exchange Act of 1934 and hereby expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)

Based on 55,507,975 of the Issuer’s common stock outstanding as of November, 2021, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2021, filed with the Securities and Exchange Commission on November 12, 2021.

CUSIP NO. 69002R103	13 G	Page 4 of 14 Pages

1	NAMES OF REPORTING PERSONS Gemini Capital Associates IV L.P. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY): 00-0000000
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒(1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Israel

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 4,847,810
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 4,847,810

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,847,810
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 8.7% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)

This Schedule 13G is filed on behalf of Gemini Israel IV Limited Partnership (“Gemini LP”), Gemini Israel IV (Annex Fund) Limited Partnership (“Gemini LP Annex”), Gemini Capital Associates IV L.P. (“Gemini Associates LP”), Gemini Capital Associates IV GP Ltd. (“Gemini Associates GP”), Gemini Partners Investors IV L.P. (“Gemini Partners”), Gemini Partners Investors IV (Annex Fund) L.P. (“Gemini Partners Annex”), Gemini Israel Funds IV Ltd. (“Gemini Israel”), Menashe Ezra (“Ezra”) and Yossi Sela (“Sela”) (collectively, the “Reporting Persons”). Gemini Associates GP is the general partner of Gemini Associates LP. Gemini Associates LP is the general partner of each of Gemini LP and Gemini LP Annex. Each of Gemini Associates GP and Gemini Associates LP may be deemed to beneficially own the common stock held by each of Gemini LP and Gemini LP Annex. Gemini Israel is the general partner of each of Gemini Partners and Gemini Partners Annex. Gemini Israel may be deemed to beneficially own the common stock held by each of the Gemini Partners and Gemini Partners Annex. Ezra and Sela are the managing partners of each of Gemini Associates GP and Gemini Israel and may be deemed to beneficially own the common stock held by each of Gemini LP, Gemini LP Annex, Gemini Partners and Gemini Partners Annex. Each of Gemini Associates GP and Gemini Associates LP hereby disclaims beneficial ownership of the common stock of the issuer held by Gemini LP and Gemini LP Annex except to the extent of its respective pecuniary interest therein. Gemini Israel hereby disclaims beneficial ownership of the common stock of the issuer held by Gemini Partners and Gemini Partners Annex except to the extent of its pecuniary interest therein. Each of Ezra and Sela hereby disclaims beneficial ownership of the common stock of the issuer held by the other Reporting Persons except to the extent of his pecuniary interest therein. The Reporting Persons may be deemed to a be a “group” for purposes of Section 13 of the Securities and Exchange Act of 1934 and hereby expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)

Based on 55,507,975 of the Issuer’s common stock outstanding as of November, 2021, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2021, filed with the Securities and Exchange Commission on November 12, 2021.

CUSIP NO. 69002R103	13 G	Page 5 of 14 Pages

1	NAMES OF REPORTING PERSONS Gemini Capital Associates IV GP Ltd. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY): 00-0000000
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒(1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Israel

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 4,847,810
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 4,847,810

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,847,810
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 8.7% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1)

This Schedule 13G is filed on behalf of Gemini Israel IV Limited Partnership (“Gemini LP”), Gemini Israel IV (Annex Fund) Limited Partnership (“Gemini LP Annex”), Gemini Capital Associates IV L.P. (“Gemini Associates LP”), Gemini Capital Associates IV GP Ltd. (“Gemini Associates GP”), Gemini Partners Investors IV L.P. (“Gemini Partners”), Gemini Partners Investors IV (Annex Fund) L.P. (“Gemini Partners Annex”), Gemini Israel Funds IV Ltd. (“Gemini Israel”), Menashe Ezra (“Ezra”) and Yossi Sela (“Sela”) (collectively, the “Reporting Persons”). Gemini Associates GP is the general partner of Gemini Associates LP. Gemini Associates LP is the general partner of each of Gemini LP and Gemini LP Annex. Each of Gemini Associates GP and Gemini Associates LP may be deemed to beneficially own the common stock held by each of Gemini LP and Gemini LP Annex. Gemini Israel is the general partner of each of Gemini Partners and Gemini Partners Annex. Gemini Israel may be deemed to beneficially own the common stock held by each of the Gemini Partners and Gemini Partners Annex. Ezra and Sela are the managing partners of each of Gemini Associates GP and Gemini Israel and may be deemed to beneficially own the common stock held by each of Gemini LP, Gemini LP Annex, Gemini Partners and Gemini Partners Annex. Each of Gemini Associates GP and Gemini Associates LP hereby disclaims beneficial ownership of the common stock of the issuer held by Gemini LP and Gemini LP Annex except to the extent of its respective pecuniary interest therein. Gemini Israel hereby disclaims beneficial ownership of the common stock of the issuer held by Gemini Partners and Gemini Partners Annex except to the extent of its pecuniary interest therein. Each of Ezra and Sela hereby disclaims beneficial ownership of the common stock of the issuer held by the other Reporting Persons except to the extent of his pecuniary interest therein. The Reporting Persons may be deemed to a be a “group” for purposes of Section 13 of the Securities and Exchange Act of 1934 and hereby expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)

Based on 55,507,975 of the Issuer’s common stock outstanding as of November, 2021, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2021, filed with the Securities and Exchange Commission on November 12, 2021.

CUSIP NO. 69002R103	13 G	Page 6 of 14 Pages

1	NAMES OF REPORTING PERSONS Gemini Partners Investors IV L.P. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY): 00-0000000
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒(1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Israel

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 39,365
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 39,365

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 39,365
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 .1% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)

This Schedule 13G is filed on behalf of Gemini Israel IV Limited Partnership (“Gemini LP”), Gemini Israel IV (Annex Fund) Limited Partnership (“Gemini LP Annex”), Gemini Capital Associates IV L.P. (“Gemini Associates LP”), Gemini Capital Associates IV GP Ltd. (“Gemini Associates GP”), Gemini Partners Investors IV L.P. (“Gemini Partners”), Gemini Partners Investors IV (Annex Fund) L.P. (“Gemini Partners Annex”), Gemini Israel Funds IV Ltd. (“Gemini Israel”), Menashe Ezra (“Ezra”) and Yossi Sela (“Sela”) (collectively, the “Reporting Persons”). Gemini Associates GP is the general partner of Gemini Associates LP. Gemini Associates LP is the general partner of each of Gemini LP and Gemini LP Annex. Each of Gemini Associates GP and Gemini Associates LP may be deemed to beneficially own the common stock held by each of Gemini LP and Gemini LP Annex. Gemini Israel is the general partner of each of Gemini Partners and Gemini Partners Annex. Gemini Israel may be deemed to beneficially own the common stock held by each of the Gemini Partners and Gemini Partners Annex. Ezra and Sela are the managing partners of each of Gemini Associates GP and Gemini Israel and may be deemed to beneficially own the common stock held by each of Gemini LP, Gemini LP Annex, Gemini Partners and Gemini Partners Annex. Each of Gemini Associates GP and Gemini Associates LP hereby disclaims beneficial ownership of the common stock of the issuer held by Gemini LP and Gemini LP Annex except to the extent of its respective pecuniary interest therein. Gemini Israel hereby disclaims beneficial ownership of the common stock of the issuer held by Gemini Partners and Gemini Partners Annex except to the extent of its pecuniary interest therein. Each of Ezra and Sela hereby disclaims beneficial ownership of the common stock of the issuer held by the other Reporting Persons except to the extent of his pecuniary interest therein. The Reporting Persons may be deemed to a be a “group” for purposes of Section 13 of the Securities and Exchange Act of 1934 and hereby expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)

Based on 55,507,975 of the Issuer’s common stock outstanding as of November, 2021, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2021, filed with the Securities and Exchange Commission on November 12, 2021.

CUSIP NO. 69002R103	13 G	Page 7 of 14 Pages

1	NAMES OF REPORTING PERSONS Gemini Partners Investors IV (Annex Fund) L.P. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY): 00-0000000
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒(1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Israel

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 34,588
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 34,588

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 34,588
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 .1% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)

This Schedule 13G is filed on behalf of Gemini Israel IV Limited Partnership (“Gemini LP”), Gemini Israel IV (Annex Fund) Limited Partnership (“Gemini LP Annex”), Gemini Capital Associates IV L.P. (“Gemini Associates LP”), Gemini Capital Associates IV GP Ltd. (“Gemini Associates GP”), Gemini Partners Investors IV L.P. (“Gemini Partners”), Gemini Partners Investors IV (Annex Fund) L.P. (“Gemini Partners Annex”), Gemini Israel Funds IV Ltd. (“Gemini Israel”), Menashe Ezra (“Ezra”) and Yossi Sela (“Sela”) (collectively, the “Reporting Persons”). Gemini Associates GP is the general partner of Gemini Associates LP. Gemini Associates LP is the general partner of each of Gemini LP and Gemini LP Annex. Each of Gemini Associates GP and Gemini Associates LP may be deemed to beneficially own the common stock held by each of Gemini LP and Gemini LP Annex. Gemini Israel is the general partner of each of Gemini Partners and Gemini Partners Annex. Gemini Israel may be deemed to beneficially own the common stock held by each of the Gemini Partners and Gemini Partners Annex. Ezra and Sela are the managing partners of each of Gemini Associates GP and Gemini Israel and may be deemed to beneficially own the common stock held by each of Gemini LP, Gemini LP Annex, Gemini Partners and Gemini Partners Annex. Each of Gemini Associates GP and Gemini Associates LP hereby disclaims beneficial ownership of the common stock of the issuer held by Gemini LP and Gemini LP Annex except to the extent of its respective pecuniary interest therein. Gemini Israel hereby disclaims beneficial ownership of the common stock of the issuer held by Gemini Partners and Gemini Partners Annex except to the extent of its pecuniary interest therein. Each of Ezra and Sela hereby disclaims beneficial ownership of the common stock of the issuer held by the other Reporting Persons except to the extent of his pecuniary interest therein. The Reporting Persons may be deemed to a be a “group” for purposes of Section 13 of the Securities and Exchange Act of 1934 and hereby expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)

Based on 55,507,975 of the Issuer’s common stock outstanding as of November, 2021, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2021, filed with the Securities and Exchange Commission on November 12, 2021.

CUSIP NO. 69002R103	13 G	Page 8 of 14 Pages

1	NAMES OF REPORTING PERSONS Gemini Israel Funds IV Ltd. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY): 00-0000000
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒(1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Israel

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 73,953
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 73,953

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 73,953
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1)

This Schedule 13G is filed on behalf of Gemini Israel IV Limited Partnership (“Gemini LP”), Gemini Israel IV (Annex Fund) Limited Partnership (“Gemini LP Annex”), Gemini Capital Associates IV L.P. (“Gemini Associates LP”), Gemini Capital Associates IV GP Ltd. (“Gemini Associates GP”), Gemini Partners Investors IV L.P. (“Gemini Partners”), Gemini Partners Investors IV (Annex Fund) L.P. (“Gemini Partners Annex”), Gemini Israel Funds IV Ltd. (“Gemini Israel”), Menashe Ezra (“Ezra”) and Yossi Sela (“Sela”) (collectively, the “Reporting Persons”). Gemini Associates GP is the general partner of Gemini Associates LP. Gemini Associates LP is the general partner of each of Gemini LP and Gemini LP Annex. Each of Gemini Associates GP and Gemini Associates LP may be deemed to beneficially own the common stock held by each of Gemini LP and Gemini LP Annex. Gemini Israel is the general partner of each of Gemini Partners and Gemini Partners Annex. Gemini Israel may be deemed to beneficially own the common stock held by each of the Gemini Partners and Gemini Partners Annex. Ezra and Sela are the managing partners of each of Gemini Associates GP and Gemini Israel and may be deemed to beneficially own the common stock held by each of Gemini LP, Gemini LP Annex, Gemini Partners and Gemini Partners Annex. Each of Gemini Associates GP and Gemini Associates LP hereby disclaims beneficial ownership of the common stock of the issuer held by Gemini LP and Gemini LP Annex except to the extent of its respective pecuniary interest therein. Gemini Israel hereby disclaims beneficial ownership of the common stock of the issuer held by Gemini Partners and Gemini Partners Annex except to the extent of its pecuniary interest therein. Each of Ezra and Sela hereby disclaims beneficial ownership of the common stock of the issuer held by the other Reporting Persons except to the extent of his pecuniary interest therein. The Reporting Persons may be deemed to a be a “group” for purposes of Section 13 of the Securities and Exchange Act of 1934 and hereby expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)

Based on 55,507,975 of the Issuer’s common stock outstanding as of November, 2021, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2021, filed with the Securities and Exchange Commission on November 12, 2021.

CUSIP NO. 69002R103	13 G	Page 9 of 14 Pages

1	NAMES OF REPORTING PERSONS Menashe Ezra
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒(1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Israel

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 4,921,763
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 4,921,763

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,921,763
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 8.9% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

(1)

This Schedule 13G is filed on behalf of Gemini Israel IV Limited Partnership (“Gemini LP”), Gemini Israel IV (Annex Fund) Limited Partnership (“Gemini LP Annex”), Gemini Capital Associates IV L.P. (“Gemini Associates LP”), Gemini Capital Associates IV GP Ltd. (“Gemini Associates GP”), Gemini Partners Investors IV L.P. (“Gemini Partners”), Gemini Partners Investors IV (Annex Fund) L.P. (“Gemini Partners Annex”), Gemini Israel Funds IV Ltd. (“Gemini Israel”), Menashe Ezra (“Ezra”) and Yossi Sela (“Sela”) (collectively, the “Reporting Persons”). Gemini Associates GP is the general partner of Gemini Associates LP. Gemini Associates LP is the general partner of each of Gemini LP and Gemini LP Annex. Each of Gemini Associates GP and Gemini Associates LP may be deemed to beneficially own the common stock held by each of Gemini LP and Gemini LP Annex. Gemini Israel is the general partner of each of Gemini Partners and Gemini Partners Annex. Gemini Israel may be deemed to beneficially own the common stock held by each of the Gemini Partners and Gemini Partners Annex. Ezra and Sela are the managing partners of each of Gemini Associates GP and Gemini Israel and may be deemed to beneficially own the common stock held by each of Gemini LP, Gemini LP Annex, Gemini Partners and Gemini Partners Annex. Each of Gemini Associates GP and Gemini Associates LP hereby disclaims beneficial ownership of the common stock of the issuer held by Gemini LP and Gemini LP Annex except to the extent of its respective pecuniary interest therein. Gemini Israel hereby disclaims beneficial ownership of the common stock of the issuer held by Gemini Partners and Gemini Partners Annex except to the extent of its pecuniary interest therein. Each of Ezra and Sela hereby disclaims beneficial ownership of the common stock of the issuer held by the other Reporting Persons except to the extent of his pecuniary interest therein. The Reporting Persons may be deemed to a be a “group” for purposes of Section 13 of the Securities and Exchange Act of 1934 and hereby expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)

Based on 55,507,975 of the Issuer’s common stock outstanding as of November, 2021, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2021, filed with the Securities and Exchange Commission on November 12, 2021.

CUSIP NO. 69002R103	13 G	Page 10 of 14 Pages

1	NAMES OF REPORTING PERSONS Yossi Sela
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒(1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Israel

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 4,921,763
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 4,921,763

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,921,763
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 8.9% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

(1)

This Schedule 13G is filed on behalf of Gemini Israel IV Limited Partnership (“Gemini LP”), Gemini Israel IV (Annex Fund) Limited Partnership (“Gemini LP Annex”), Gemini Capital Associates IV L.P. (“Gemini Associates LP”), Gemini Capital Associates IV GP Ltd. (“Gemini Associates GP”), Gemini Partners Investors IV L.P. (“Gemini Partners”), Gemini Partners Investors IV (Annex Fund) L.P. (“Gemini Partners Annex”), Gemini Israel Funds IV Ltd. (“Gemini Israel”), Menashe Ezra (“Ezra”) and Yossi Sela (“Sela”) (collectively, the “Reporting Persons”). Gemini Associates GP is the general partner of Gemini Associates LP. Gemini Associates LP is the general partner of each of Gemini LP and Gemini LP Annex. Each of Gemini Associates GP and Gemini Associates LP may be deemed to beneficially own the common stock held by each of Gemini LP and Gemini LP Annex. Gemini Israel is the general partner of each of Gemini Partners and Gemini Partners Annex. Gemini Israel may be deemed to beneficially own the common stock held by each of the Gemini Partners and Gemini Partners Annex. Ezra and Sela are the managing partners of each of Gemini Associates GP and Gemini Israel and may be deemed to beneficially own the common stock held by each of Gemini LP, Gemini LP Annex, Gemini Partners and Gemini Partners Annex. Each of Gemini Associates GP and Gemini Associates LP hereby disclaims beneficial ownership of the common stock of the issuer held by Gemini LP and Gemini LP Annex except to the extent of its respective pecuniary interest therein. Gemini Israel hereby disclaims beneficial ownership of the common stock of the issuer held by Gemini Partners and Gemini Partners Annex except to the extent of its pecuniary interest therein. Each of Ezra and Sela hereby disclaims beneficial ownership of the common stock of the issuer held by the other Reporting Persons except to the extent of his pecuniary interest therein. The Reporting Persons may be deemed to a be a “group” for purposes of Section 13 of the Securities and Exchange Act of 1934 and hereby expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)

Based on 55,507,975 of the Issuer’s common stock outstanding as of November, 2021, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2021, filed with the Securities and Exchange Commission on November 12, 2021.

CUSIP NO. 69002R103	13 G	Page 11 of 14 Pages

Item 1(a)	Name of Issuer:

Outbrain Inc.

Item 1(b)	Address of Issuer’s principal executive offices:

111 West 19th Street

New York, NY 10011

Items 2(a)	Name of Reporting Persons filing:

Each of the following is a reporting person (“Reporting Person”):

Gemini Israel IV Limited Partnership

Gemini Israel IV (Annex Fund) Limited Partnership

Gemini Capital Associates IV L.P.

Gemini Capital Associates IV GP Ltd.

Gemini Partners Investors IV L.P.

Gemini Partners Investors IV (Annex Fund) L.P.

Gemini Israel Funds IV Ltd.

Menashe Ezra

Yossi Sela

Item 2(b)	Address or principal business office or, if none, residence:

The principal business address of each Reporting Person is:

c/o Gemini Israel Ventures

1 Abba Eban Avenue

Merkazim 2001, Bldg A, 3rd Floor

Herzliya Israel

Item 2(c)	Citizenship:

Reference is made to the response to item 4 on each of pages 2-7 of this Schedule 13G (this “Schedule”), which responses are incorporated herein by reference.

Item 2(d)	Title of class of securities:

Common Stock, par value $0.001 per share

Item 2(e)	CUSIP No.:

69002R103

Item 3	If this statement is filed pursuant to §§ 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filings is a:

Not applicable.

CUSIP NO. 69002R103	13 G	Page 12 of 14 Pages

Item 4	Ownership

Reference is hereby made to the responses to items 5-9 and 11 of pages 2 – 10 of this Schedule, which responses are incorporated by reference herein.

Gemini Associates GP is the general partner of Gemini Associates LP. Gemini Associates LP is the general partner of each of Gemini LP and Gemini LP Annex. Gemini Israel is the general partner and/or controlling partner of each of Gemini Partners and Gemini Partners Annex. Ezra and Sela are the Managing Partners of each of Gemini Associates GP and Gemini Israel. Each of Gemini Associates GP and Gemini Associates LP hereby disclaims beneficial ownership of the common stock of the issuer held by each of Gemini LP and Gemini LP Annex except to the extent of its pecuniary interest therein. Gemini Israel hereby disclaims beneficial ownership of the common stock of the issuer held by each of Gemini Partners and Gemini Partners Annex except to the extent of its pecuniary interest therein. Each of Ezra and Sela hereby disclaims beneficial ownership of the common stock of the issuer held by each of Gemini LP, Gemini LP Annex, Gemini Partners and Gemini Partners Annex except to the extent of his pecuniary interest therein.

Item 5	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:    ☐

Item 6	Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

Not applicable.

Item 8	Identification and Classification of Members of the Group

Not applicable.

Item 9	Notice of Dissolution of Group

Not applicable.

Item 10	Certifications

Not applicable.

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 7, 2022

GEMINI ISRAEL IV LIMITED PARTNERSHIP
By: GEMINI CAPITAL ASSOCIATES IV L.P.
Its: General Partner, for itself and as general partner of Gemini Israel IV Limited Partnership

By: GEMINI CAPITAL ASSOCIATES IV GP Ltd.
Its: General Partner, for itself and as general partner of Gemini Capital Associates IV L.P.

By:	/s/ Yossi Sela	By:	/s/ Menashe Ezra
Name:	Yossi Sela	Name:	Menashe Ezra
Title:	Managing Partner	Title:	Managing Partner

GEMINI ISRAEL IV (ANNEX FUND) Limited Partnership

By: GEMINI CAPITAL ASSOCIATES IV L.P.
Its: General Partner, for itself and as general partner of Gemini Israel IV (Annex Fund) Limited Partnership

By: GEMINI CAPITAL ASSOCIATES IV GP Ltd.
Its: General Partner, for itself and as general partner of Gemini Capital Associates IV L.P.

By:	/s/ Yossi Sela	By:	/s/ Menashe Ezra
Name:	Yossi Sela	Name:	Menashe Ezra
Title:	Managing Partner	Title:	Managing Partner

GEMINI PARTNERS INVESTORS IV L.P.
By: GEMINI ISRAEL FUNDS IV LTD.
Its: General Partner, for itself and as general partner of Gemini Partners Investors IV L.P.

By:	/s/ Yossi Sela	By:	/s/ Menashe Ezra
Name:	Yossi Sela	Name:	Menashe Ezra
Title:	Managing Partner	Title:	Managing Partner

GEMINI PARTNERS INVESTORS IV (ANNEX FUND) L.P.
By: GEMINI ISRAEL FUNDS IV LTD.
Its: General Partner, for itself and as general partner of Gemini Partners Investors IV (Annex Fund) L.P.

By:	/s/ Yossi Sela	By:	/s/ Menashe Ezra
Name:	Yossi Sela	Name:	Menashe Ezra
Title:	Managing Partner	Title:	Managing Partner

/s/ Menashe Ezra
Menashe Ezra

/s/ Yossi Sela
Yossi Sela